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                    			       EXHIBIT 10.1



                   		  	TRANS WORLD ENTERTAINMENT
	 		                         CORPORATION

             		      1994 DIRECTOR RETIREMENT PLAN



                    			   SECTION 1. PURPOSE


1.01 The Purpose of the 1994 Director Retirement Plan (the "Plan") is to provide a reward to members of the Board of Directors for their service to Trans World Entertainment Corporation (which, together with any successor corporations, is referred to herein as the "Company"). In addition, the Plan is intended to help the Company attract and retain the services of qualified directors.


                 			 SECTION 2. DEFINITIONS

2.01  "Benefits" shall mean an amount equal to Fifteen Thousand
Dollars ($15,000) annually, payable in monthly installments in advance, for the period specified in Section 4.

2.02 "Board of Directors" shall mean the Board of Directors of the Company.

2.03 "Change in Control" is an event that may only be deemed to occur if and after a date that fewer than twenty percent of the outstanding shares of Common Stock of the Company in the aggregate are beneficially owned (as defined in Rule 13d-3 under the Exchange
Act) by Robert J. Higgins, members of his immediate family and one or more trusts established for the benefit of such individual or family members for a period of 60 consecutive calendar days. If such condition has taken place, "Change in Control" shall mean the occurrence of any one of the following events that occur after such share ownership reduction, if ever, has occurred: (i) the sale of the Company substantially as an entirety (whether sale by stock, sale of assets, merger, consolidation, liquidation, dissolution or similar occurrence), where the shareholders of the Company, immediately prior to a consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined under Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least one-half of the voting stock of the corporation issuing cash or securities in a consolidation or merger (or its ultimate parent corporation, if any); (ii) any tender offer or exchange offer subject to the regulations of the Securities and Exchange
Commission is made by which any person or group, other than Robert
J. Higgins, members of his immediate family and one or more trusts established for the benefit of such individual or family members, as "person" or "group" is defined within the meaning of Section
13(d) of the Exchange Act, which becomes the beneficial owner, directly or indirectly, or more than one-half of the outstanding shares of Common Stock; or (iii) one-half or more of the directors elected to the Board of Directors in the most recent proxy statement of the Company, excluding from such computation the replacement of any director or directors who resign voluntarily and not as a result of any disagreement expressed in writing with the Company's operations, policies or practices.

  Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of Section 2.03(i) solely as the result of such acquisition of securities by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by any person to 40% more of the shares of Common Stock then outstanding; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change in Control" shall be deemed to have occurred for purposes hereof.

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2.04  "Committee" shall mean, initially, the Compensation Committee of the Board of Directors, and shall generally refer to the applicable committee of the Board of Directors authorized from time to time to administer the benefit plans of the Company.

2.05 "Company" shall mean the Company and any subsidiary or other entity at any time at which 50% or more of the voting power or beneficial interest of such subsidiary or other entity, is owned directly or indirectly by the Company. References in the Plan to the Company shall be deemed to include successors to the Company.

2.06 "Director" shall mean any member of the Board of Directors who does not participate in any defined benefit pension plan of the Company.

2.07 "Plan" shall mean the 1994 Director Retirement Plan, as described herein and as amended from time to time.

2.08 "Retiree" shall mean any Director who retires from the Board of Directors with the written consent of the Committee, or without the consent of the Committee if the Director is age 62 or older and has resigned from the Board of Directors or has permitted his last term on the Board of Directors to expire, on or after the Effective Date of the Plan; provided, however, that any such Director is not at the time of retirement or resignation then subject to a proceeding involving Removal for Cause (as permitted in the Company's
By-Laws), or such Director is not then the subject of specific, written allegations that would support Removal for Cause (as permitted in the Company's By-Laws).

2.09 "Surviving Spouse" shall mean a person who is married to a Director at the date of his death and for at least one year prior thereto.

2.10 "Years of Service" shall mean the number of continuous 12 month periods occurring in succession during which a Director serves on the Board of Directors, beginning on the date that service on the Board of Directors was commenced. There shall be no proration of Years of Service. If an individual's service as a Director is interrupted with the consent of the Committee, but later resumes, service shall include the period of time before and the period of time after the interruption of service on the Board of Directors.


                  			 SECTION 3. ELIGIBILITY

3.01 All Directors of the Company who, on or after the effective date of the Plan: (a) become Retirees, (b) are age 62 or older, and (c) complete at least five Years of Service, are eligible to receive Benefits under the Plan. A Director who completes fewer than five complete Years of Service is not eligible for any Benefits under the Plan without respect to the reason or reasons that service on the Board of Directors terminated. A Director need not be an active director of the Company when he becomes age 62 to be eligible to receive Benefits, provided that he has previously satisfied the minimum of five Years of Service at the time he becomes a Retiree, at which point he becomes vested under the Plan.


              		       SECTION 4. PLAN BENEFITS

4.01 Benefits under the Plan shall be payable by the Company only with respect to Directors who are Retirees or become Retirees.

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4.02  Except as provided in Section 4.04, a Retiree shall be entitled to begin receiving monthly payments of the Benefits under the Plan immediately following the effective date of his resignation from or expiration of his last term on the Board of Directors, or upon reaching age 62, whichever date occurs later. A Retiree may, upon written notice to the Committee and at the Retiree's sole discretion, defer commencement of his Benefits beyond reaching age
62. Payment of the Benefits shall be made monthly in advance.

4.03 Except as provided in Section 4.04, the Benefits shall continue and be due and payable to the Retiree for a term equal to the shorter of three periods: (i) ten years; (ii) the number of Years of Service by the Retiree, or (iii) the life of the Retiree and his Surviving Spouse. Payment of the Benefits to a Retiree or his Surviving Spouse for a Retiree with ten or more Years of Service shall continue up to a maximum of ten years.

4.04 Notwithstanding the provisions of Section 4.02 and Section 4.03, if a Change in Control occurs, each Director with at least five Years of Service who resigns from the Board of Directors or permits his term to expire, or is forced to resign from the Board of Directors, or who otherwise is or becomes a Retiree, whether before or as a result of such Change of Control, shall be entitled to receive an immediate lump sum payment in cash equal to the net present value of the Benefits that would have been payable if the age of such Director were the greater of: (i) The Director's actual age at the time of becoming a Retiree or (ii) age 62, less any Benefits previously paid to the Retiree. In computing such a net present value the Committee shall utilize an interest rate assumption equal to the applicable interest rate (expressed as a percentage) used by the Pension Benefit Guaranty Company for valuing benefits for single employer plans that terminate on the date of such calculation, less two (2) percentage points.

4.05 If a Director dies before the commencement of payment of his Benefits, then his Surviving Spouse, upon reaching age 62, shall receive the Benefits that would otherwise be payable to the Director as a Retiree under the Plan. The Company may, in its sole and absolute discretion, make such payment in a lump sum to the Surviving Spouse upon the death of the Director, using a current discount rate of interest or the rate prescribed in Section 4.04.


             		     SECTION 5. ADMINISTRATION

5.01 The administration of the Plan shall be vested in the Committee. The Committee is authorized: (a) to adopt, alter and repeal administrative rules, guidelines and regulations for carrying out the Plan; (b) to determine whether and to what extent Benefits are payable under the Plan; (c) to determine the other terms, conditions and provisions of Benefits under the Plan; and
(d) to interpret the Plan, in all cases in the Committee's sole discretion consistent with the Plan provisions. The interpretation of and decisions regarding any questions arising under the Plan made by the Committee shall be final and conclusive and binding upon all participants under the Plan. All expenses incurred in connection with administration of the Plan shall be paid for by the Company.


              		     SECTION 6. EFFECTIVE DATE

6.01  The Effective Date of the Plan Shall be June 1, 1994.

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               		   SECTION 7. GENERAL PROVISIONS

7.01 If the Committee shall find that a Retiree is unable to care for his affairs because of illness or accident, the Committee may direct that any Benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his Spouse, and any such payment so made shall constitute a discharge of the liabilities of the Plan therefor.

7.02  Benefits shall continue and be payable to the Retiree's
Surviving Spouse upon the death of the Retiree, up to the maximum period prescribed.

7.03 Subject to any applicable law, no Benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any Benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Retiree.

7.04 If a Director shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Director directly relating to his relationship with the Company, all Benefits that would otherwise be payable to him under the Plan shall be forfeited.

7.05 The rights of any Director to Benefits under the Plan prior to the actual receipt of such benefits shall be limited to those of a general unsecured creditor of the Company. The Company is under no requirement to fund the Plan.

7.06 The Plan shall be construed, regulated and administered under the laws of the State of New York.

7.07 The masculine pronoun shall mean the feminine wherever appropriate.

7.08 Each Retiree shall keep the Company informed of his current address and the current address of his Spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Retiree is not made known to the Company within three years after the date on which the first payment of Benefits is to be made, and the Company is likewise unable to locate a Surviving Spouse, then the Company shall have no further obligation to pay any benefit hereunder to such Retiree or Surviving Spouse or any other person, and such Benefits shall be irrevocably forfeited.

7.09 Notwithstanding any of the provisions of the Plan, no individual acting as an employee, Director or an agent of the Company shall be personally liable to any Retiree, other Director, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.


        	       SECTION 8. AMENDMENT AND TERMINATION

8.01 The Board of Directors reserves the right to modify or to amend, in whole or in part, or to terminate, this Plan at any time; provided, however, that no such modification, amendment or termination shall adversely affect the right of any retired
Director to receive benefits under the Plan had the Plan not been modified, amended or terminated, taking into account such Director's Years of Service and age at the time of such modification, amendment or termination.

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